UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2006

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

14901 Bogle Drive
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

/__/	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/__/	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/__/	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/__/	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 8, 2006, our Board of Directors completed its annual performance and compensation review of the Company’s executive officers and, based on the recommendations of the Compensation Committee, approved the following actions:

(a) 2005 Annual Bonus Plan Awards and Discretionary Awards

The Board of Directors approved cash bonus payments to certain key employees, including the executive officers named below, under the Company’s 2005 annual management bonus plan previously adopted by the Compensation Committee. Under the 2005 plan, the Compensation Committee set in advance an annual bonus amount at plan, which was expressed as a percentage of base salary. The criteria for receipt of a bonus were a combination of pretax income and individual performance. In addition, the Board of Directors approved discretionary bonuses for the CEO and the other executive officers named below based on personal performance and retention needs which are important to the Company’s execution of its business plans for 2006.

The following table sets forth the annual bonus plan awards and the discretionary awards for the Company’s executive officers which were approved by the Board of Directors:

Name	Title	At Plan Bonus		Discretionary Bonus	Total Bonus
Michael R. Stanfield	Chairman / CEO	$80,000		$20,000	$100,000
Kenneth D. Schwarz	President, Consumer Solutions	$48,000		$12,000	$ 60,000
C. Patrick Garner	EVP, Strategic Initiatives	$31,800		$13,200	$ 45,000
Neal Dittersdorf	Chief Legal Officer	$31,800		$28,200	$ 60,000
George K. Tsantes	Chief Technology Officer	$29,256	(1)	$15,744	$ 45,000

_________________

(1)           Based on partial year beginning January 31, 2005

(b)  2006 Management Bonus Plan

The Board of Directors approved the 2006 management bonus plan for the Company’s executive officers and key employees. The 2006 bonus plan establishes a point-based system for the Company’s two divisions, with the senior management of each division measured against the performance of that division and the Company meeting or exceeding certain corporate goals. The plan is intended to measure and reward participants based both on items within such participant’s sphere of influence and corporate performance with the goal to enhance short- and long-term value. Points will be awarded to participants upon achieving various objectives and milestones, including pretax income, revenue, subscriber retention and other corporate and strategic goals, and will be increased or decreased in proportion to the percentage by which the targeted levels are exceeded or missed. Each participant has a proposed bonus target equal to a percentage of base salary that is determined based on the participant’s title. The actual bonus is the target adjusted at year-end based on company performance and an individual performance rating. Finally, the Compensation Committee and the Board of Directors retains discretion to modify the bonus awards to any participant.

Messrs. Stanfield, Dittersdorf and John Casey (our recently hired Chief Financial Officer) are evaluated 100% on overall corporate performance, which incorporates the performance of both divisions. Messrs. Schwarz, Garner and Tsantes are evaluated based on a combination of their respective individual divisional goals and overall corporate performance.

(c)  Non-Employee Director Fees

The Board of Directors approved modifications to the compensation of our non-employee directors for 2006. For 2006, each non-employee director will receive (i) an annual cash retainer of $30,000, payable in quarterly installments, and (ii) subject to stockholder approval of the Company’s 2006 Stock Incentive Plan, a grant of restricted stock units for 5,000 shares. In addition, the Chairman of our audit committee will be entitled to an additional annual cash retainer of $6,000, payable in quarterly installments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 13, 2006

INTERSECTIONS INC. By: /s/ John Casey Name: John Casey Title: Chief Financial Officer